UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 FORM 8-K
 CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: April 6, 2020
(Date of earliest event reported)
DARDEN RESTAURANTS, INC.
(Exact name of registrant as specified in its charter)
Commission File Number: 1-13666

Florida	59-3305930
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
1000 Darden Center Drive, Orlando, Florida 32837
(Address of principal executive offices, including zip code)
(407) 245-4000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, without par value	DRI	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 6, 2020, Darden Restaurants, Inc. (we, us or the Company) entered into a senior unsecured $270 million 364 day Term Loan Credit Agreement (the Term Loan Agreement) with Bank of America, N.A., as administrative agent, and the lenders (the “Lenders”) and other agents party thereto. The Term Loan Agreement is filed as Exhibit 10.1 to this report.

The Term Loan Agreement contains customary representations and affirmative and negative covenants (including limitations on liens and subsidiary debt and a maximum consolidated total debt to total capitalization ratio of 0.75 to 1.00). The Term Loan Agreement also contains events of default customary for credit facilities of this type.

The Term Loan Agreement was fully drawn on April 6, 2020 and matures on April 5, 2021, and the proceeds may be used for working capital and capital expenditures, the refinancing of certain indebtedness, certain acquisitions and general corporate purposes. The Term Loan Agreement includes a covenant that the Company will not use the proceeds to pay any cash dividends to shareholders or to repurchase the Company’s stock. The Term Loan Agreement also contains a provision that allows existing lenders to increase their loans, and additional lenders to join the Term Loan Agreement after the April 6, 2020 closing date and to make additional loans, up to a total principal amount of $370 million.

Interest rates on borrowings under the Term Loan Agreement will be based on prevailing interest rates as described in the Term Loan Agreement and, in part, upon our credit ratings. Pricing for interest under the Term Loan Agreement may be modified in the event of a change in the rating of our long-term senior unsecured debt. The applicable interest rate for this loan is currently 3.982 percent.

Certain of the Lenders and their affiliates have provided, from time to time, and may continue to provide, investment banking, commercial banking, financial and other services to the Company, including the Company’s revolving credit facility, letters of credit, derivative transactions, transfer agent services, trustee and custodial services, depository services and account processing services, for which the Company has paid and intends to pay customary fees.

The preceding description of the Term Loan Agreement is qualified in its entirety by reference to the full text of the Term Loan Agreement, which is attached as Exhibit 10.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 6, 2020, the Compensation Committee of the Board of Directors of the Company approved new compensation arrangements for each of our named executive officers (as defined in the Proxy Statement for our 2019 Annual Meeting of Shareholders) other than the President and Chief Executive Officer. The base salary for each such named executive officer will be reduced by 50%, effective April 13, 2020. All other elements of such named executive officers’ compensation remain unchanged.

As previously reported by the Company, the base salary of our President and Chief Executive Officer, Eugene I. Lee, Jr., was reduced, effective March 23, 2020, to approximately the amount necessary to cover Mr. Lee’s required contributions to his employment benefits and related payroll taxes.

Item 8.01	Other Events.

On April 7, 2020, the Company issued a news release providing a business update related to COVID-19, including actions being taken in response to the resulting business disruptions, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference. Actions include reductions in operating and capital expenditures, the furloughing of some team members at our Restaurant Support Center (RSC) and reduced pay for remaining RSC team members, and entering into the new Term Loan Agreement described in Item 1.01 above. Approximately 150,000 of our restaurant team members are on furlough at this time.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of Exhibit
10.1	Term Loan Credit Agreement, dated as of April 6, 2020, among Darden Restaurants, Inc., certain lenders party thereto and Bank of America, N.A., as administrative agent.
99.1	News release dated April 7, 2020 entitled “Darden Restaurants Provides Business Update Related to COVID-19 And Announces New Term Loan.”

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARDEN RESTAURANTS, INC.

By:	/s/ Anthony G. Morrow
Anthony G. Morrow
Senior Vice President, Division General Counsel - Securities and Finance and Assistant Secretary
Date: April 7, 2020

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